UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. __5___)*

                Special Situations Fund III, L.P.
      ______________________________________________________
                        (Name of Issuer)

               Units of Limited Partnership Interest
      ______________________________________________________
                 (Title of Class of Securities)

                         Not Applicable
               ____________________________________
                         (CUSIP Number)

                    December 31, 1998
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     -x--      Rule 13d-1(b)
     ----      Rule 13d-1(c)
     ----      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. N/A                    13G         Page  2   of   11
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     MGP Advisers Limited Partnership* ("MGP") F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER            258.9474
SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER       258.9474
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     258.9474
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.8
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporaiton is the
General Partner of this entity.









CUSIP No. N/A                 13G             Page  3  of  11
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     AWM Investment Comapny, Inc.  ("AWM") 11-3086452
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER           258.9474
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER       258.9474
 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
  258.9474
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   4.8
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------










CUSIP No. N/A                   13G         Page  4  of  11
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe

----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER         486.8131
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER    486.8131
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     486.8131
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.0
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------









                                        Page 5 of 11 Pages

Item 1.
(a)  Name of Issuer:  Special Situations Fund III, L.P.
(b)  Address of Issuer's Principal Executive Offices:
     153 East 53rd St., 51st fl., New York, NY  10022
Item 2.
(a) Name of Person Filing: This statement is filed on behalf of (i) MGP Advisers Limited Partnership, a Delaware limited partnership,("MGP"); (ii) AWM Investment Company, Inc., a Delaware corporation ("AWM"); and (iii) Austin W. Marxe. Each of the foregoing is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none,
Residence:   The principal office and business address of the
Reporting Persons is 153 East 53 Street, New York, New York
10022.
(c) Citizenship:  MGP is a Delaware limited partnerships.
 AWM is a Delaware corporation.   Austin W. Marxe is a United
States citizens.
MGP is a registered investment adviser under the Investment Advisers Act of 1940. The principal business of MGP is to act as general partner of and investment adviser to Special
Situations Fund III L.P..   The principal business of AWM is
to act as the general partner of MGP.   Austin Marxe is the
principal limited partner of MGP and is the President and Chief Executive Officer of AWM. Mr. Marxe is principally responsible for the selection, acquisition and disposition of the portfolio securities by AWM on behalf of MGP and the Fund.
2(d)      Title of Class of Securities: See cover sheets.
2(e)      CUSIP Number:  See cover sheets.
Item 3. If this statement is filed pursuant to $240.13d-1(b) or 240.13d-2(b), check whether the person filing is a:
(a) ( )   Broker or Dealer registered under section 15 of the
          Act;
(b) ( )   Bank as defined in section 3(a) (6) of the Act;
(c) ( )   Insurance Company as defined in section 3(a) (19) of
          the Act;
(d) ( ) Investment Company registered under section 8 of the Investment Company Act of 1940;
(e) (x)   An Investment Adviser in accordance with $240.13d
          -1(b)(I)(ii)(E);
(f) ( ) An employee benefit plan or endowment fund in accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x) A parent holding company or control person in accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.   Ownership:
(a) Amount Beneficially Owned: 486.8131 units of limited partnership interest are beneficially owned by Austin W. Marxe; of which 258.9474 units are owned by MGP and AWM.
227.8657 units are owned directly by Mr. Marxe.
(b) Percent of Class: 9.0 percent of the Units are beneficially owned by Austin Marxe; 4.8 percent by MGP and 4.2 percent directly by Mr. Marxe.
(c)  Number of Shares as to which the person has Rights to
      Vote and/or Dispose of Securities:   MGP and AWM have
     sole power to vote or to direct the vote and to dispose or to direct the disposition of 258.9474 Units. Austin W. Marxe has the sole power to vote or to direct the vote and to dispose or to direct the disposition of all units reported hereby.
Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class
     of securities, check the following     .
     Item 6.Ownership of More than Five Percent on Behalf of Another Person: SSF III and the Cayman Fund as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on By the Parent Holding Company: See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
      Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.

Item 10.  Certification:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
















                                   Page 10 of 11 Pages
                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 1999



               MGP ADVISERS LIMITED PARTERSHIP


               By:/s/ Austin W. Marxe
                   Austin W. Marxe
                   President and Chief Executive Officer


               AWM INVESTMENT COMPANY, INC.


               By: /s/ Austin W. Marxe
                   Austin W. Marxe
                   President and CEO



                    /s/ Austin W. Marxe
                    AUSTIN W. MARXE














                          EXHIBIT A


     This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, l.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP. Austin W. Marxe is the principal owner of MGP and AWM and is principally responsible for the selection, acquisition and disposition of the portfolio's securities by the investment adviser on behalf of the Fund.

                           UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. __5___)*

                Special Situations Fund III, L.P.
      ______________________________________________________
                        (Name of Issuer)

               Units of Limited Partnership Interest
      ______________________________________________________
                 (Title of Class of Securities)

                         Not Applicable
               ____________________________________
                         (CUSIP Number)

                    December 31, 1998
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     -x--      Rule 13d-1(b)
     ----      Rule 13d-1(c)
     ----      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. N/A                    13G         Page  2   of   11
--------------------------------------------------------------
--
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

     MGP Advisers Limited Partnership* ("MGP") F13-3263120
--------------------------------------------------------------
--
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)
  (a) | |
  (b) |X|
--------------------------------------------------------------
--
(3)  SEC USE ONLY
--------------------------------------------------------------
--
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------
--
 NUMBER OF     (5) SOLE VOTING POWER            258.9474
   SHARES       ----------------------------------------------
---BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -----------------------------------------------
--
   EACH        (7) SOLE DISPOSITIVE POWER       258.9474
REPORTING     ------------------------------------------------
-
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
--------------------------------------------------------------
--
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING
PERSON

     258.9474
--------------------------------------------------------------
--
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

--------------------------------------------------------------
--
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.8
--------------------------------------------------------------
--
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
--------------------------------------------------------------
--

* AWM Investment Company, Inc., a Delaware corporaiton is the
General Partner of this entity.









CUSIP No. N/A                 13G             Page  3  of  11
--------------------------------------------------------------
--
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)


     AWM Investment Comapny, Inc.  ("AWM") 11-3086452
--------------------------------------------------------------
--
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
--------------------------------------------------------------
--
(3)  SEC USE ONLY

--------------------------------------------------------------
--
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------
--
 NUMBER OF     (5) SOLE VOTING POWER           258.9474
  SHARES       -----------------------------------------------
--
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -----------------------------------------------
--
   EACH        (7) SOLE DISPOSITIVE POWER       258.9474
 REPORTING     -----------------------------------------------
--
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
--------------------------------------------------------------
--
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING
PERSON
  258.9474
--------------------------------------------------------------
--
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------
--
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   4.8
--------------------------------------------------------------
--
(12) TYPE OF REPORTING PERSON*

     IV/IA
--------------------------------------------------------------
--










CUSIP No. N/A                   13G         Page  4  of  11
--------------------------------------------------------------
--
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
ONLY).

     Austin W. Marxe

--------------------------------------------------------------
--
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
     Instructions)

  (a) | |
  (b) |X|
--------------------------------------------------------------
--
(3)  SEC USE ONLY

--------------------------------------------------------------
--
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------
--
 NUMBER OF     (5) SOLE VOTING POWER         486.8131
  SHARES       -----------------------------------------------
--
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -----------------------------------------------
--
   EACH        (7) SOLE DISPOSITIVE POWER    486.8131
 REPORTING     -----------------------------------------------
--
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
--------------------------------------------------------------
--
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING
PERSON

     486.8131
--------------------------------------------------------------
--
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

--------------------------------------------------------------
--
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.0
--------------------------------------------------------------
--
(12) TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------
--









                                        Page 5 of 11 Pages

Item 1.
(a)  Name of Issuer:  Special Situations Fund III, L.P.
(b)  Address of Issuer's Principal Executive Offices:
     153 East 53rd St., 51st fl., New York, NY  10022
Item 2.
(a) Name of Person Filing: This statement is filed on behalf of (i) MGP Advisers Limited Partnership, a Delaware limited partnership,("MGP"); (ii) AWM Investment Company, Inc., a Delaware corporation ("AWM"); and (iii) Austin W. Marxe. Each of the foregoing is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none,
Residence:   The principal office and business address of the
Reporting Persons is 153 East 53 Street, New York, New York
10022.
(c) Citizenship:  MGP is a Delaware limited partnerships.
 AWM is a Delaware corporation.   Austin W. Marxe is a United
States citizens.
MGP is a registered investment adviser under the Investment Advisers Act of 1940. The principal business of MGP is to act as general partner of and investment adviser to Special
Situations Fund III L.P..   The principal business of AWM is
to act as the general partner of MGP.   Austin Marxe is the
principal limited partner of MGP and is the President and Chief Executive Officer of AWM. Mr. Marxe is principally responsible for the selection, acquisition and disposition of the portfolio securities by AWM on behalf of MGP and the Fund.
2(d)      Title of Class of Securities: See cover sheets.
2(e)      CUSIP Number:  See cover sheets.
Item 3. If this statement is filed pursuant to $240.13d-1(b) or 240.13d-2(b), check whether the person filing is a:
(a) ( )   Broker or Dealer registered under section 15 of the
          Act;
(b) ( )   Bank as defined in section 3(a) (6) of the Act;
(c) ( )   Insurance Company as defined in section 3(a) (19) of
          the Act;
(d) ( ) Investment Company registered under section 8 of the Investment Company Act of 1940;
(e) (x)   An Investment Adviser in accordance with $240.13d
          -1(b)(I)(ii)(E);
(f) ( ) An employee benefit plan or endowment fund in accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x) A parent holding company or control person in accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.   Ownership:
(a) Amount Beneficially Owned: 486.8131 units of limited partnership interest are beneficially owned by Austin W. Marxe; of which 258.9474 units are owned by MGP and AWM.
227.8657 units are owned directly by Mr. Marxe.
(b) Percent of Class: 9.0 percent of the Units are beneficially owned by Austin Marxe; 4.8 percent by MGP and 4.2 percent directly by Mr. Marxe.
(c)  Number of Shares as to which the person has Rights to
      Vote and/or Dispose of Securities:   MGP and AWM have
     sole power to vote or to direct the vote and to dispose or to direct the disposition of 258.9474 Units. Austin W. Marxe has the sole power to vote or to direct the vote and to dispose or to direct the disposition of all units reported hereby.
Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class
     of securities, check the following     .
     Item 6.Ownership of More than Five Percent on Behalf of Another Person: SSF III and the Cayman Fund as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on By the Parent Holding Company: See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
      Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.

Item 10.  Certification:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
















                                   Page 10 of 11 Pages
                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 1999



               MGP ADVISERS LIMITED PARTERSHIP


               By:/s/ Austin W. Marxe
                   Austin W. Marxe
                   President and Chief Executive Officer


               AWM INVESTMENT COMPANY, INC.


               By: /s/ Austin W. Marxe
                   Austin W. Marxe
                   President and CEO



                    /s/ Austin W. Marxe
                    AUSTIN W. MARXE














                          EXHIBIT A


     This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, l.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP. Austin W. Marxe is the principal owner of MGP and AWM and is principally responsible for the selection, acquisition and disposition of the portfolio's securities by the investment adviser on behalf of the Fund.